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                            CERTIFICATE OF FORMATION

                                       OF

                         EAGLE-PICHER TECHNOLOGIES, LLC

        This Certificate of Formation of Eagle-Picher Technologies, LLC is being duly executed and filed to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. Section 18-101 et seq.).

               FIRST: The name of the limited liability company (the "Company") is Eagle-Picher Technologies, LLC.

               SECOND: The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, and the registered agent of the Company in the State of Delaware is The Corporation Trust Company, whose business office is identical with the registered office of the Company.

               THIRD: No member of the Company, solely by reason of being a member, is an agent of the Company for the purpose of its business and no member shall have the authority to act for the Company solely by virtue of being a member.

        IN WITNESS WHEREOF, the undersigned has subscribed this document on the 19th day of February, 1998 and does hereby affirm, under penalties of perjury, that the statements contained herein have been examined by the undersigned and are true and correct.

                                            /s/  SCOTT H. ROSENBLATT
                                            ____________________________________
                                            Scott H. Rosenblatt
                                            Authorized Person




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